Exhibit 10.30

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered this 22nd day of February, 2006, between BOEHRINGER INGELHEIM VETMEDICA, INC. a corporation incorporated under the laws of Delaware (the “Seller”) and KMG BERNUTH, INC., a corporation incorporated under the laws of Delaware (the “Buyer”). The Buyer and the Seller are referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets of the Seller’s Business and assume certain of the Liabilities of the Seller in return for the consideration described below;

WHEREAS, the Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, such assets, upon the terms hereinafter set forth;

WHEREAS, the Parties hereto desire to set forth certain agreements made as an inducement to the execution and delivery of this Agreement;

NOW THEREFORE, in consideration of these premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, agree as follows:

1—DEFINITIONS.  Unless context otherwise requires, capitalized terms shall have the meanings ascribed to them in EXHIBIT 1.

2—BASIC TRANSACTION.

2.1          PURCHASE AND SALE OF ASSETS.  On and subject to the terms of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.  Notwithstanding anything else contained herein, the Acquired Assets shall not include any of the assets or rights listed and described on EXHIBIT 2.1 (the “Excluded Assets”).

2.2          ASSUMPTION OF LIABILITIES.  On and subject to the terms of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.  The Buyer will not assume or have any responsibility, however, with respect to any other Liability of the Seller not included within the definition of Assumed Liabilities, including (1) any Tax Liabilities of Seller (exclusive of Property Taxes); (2) any Liability of Seller to Employees including Liabilities related to accrued salaries, bonuses, commissions, vacation or sick day benefits and related payroll taxes (both employer and employee portions); (3) any Liability of the Seller related to the operation of the Seller’s Business, or the conditions on the Elwood Property, in each instance prior to the Closing Date; (4) any Liability of Seller to pay any Employee severance or other payments with respect to any Employee terminated by Seller on or prior to the Closing Date; and (5) any debt or Liability of Seller to any Persons.

2.3          PURCHASE PRICE.  The Buyer agrees to pay to the Seller at Closing, subject to post-closing adjustment as provided below at §2.4.3, an amount equal to the sum of (a) Five Million Eight Hundred Fifty Thousand and No/100 Dollars ($5,850,000.00); and (b) the Estimated Net Acquired Inventory (as calculated pursuant to §2.4.2 below).  The purchase consideration so paid on the Closing Date shall be referred to as the “Closing Adjusted Purchase Price” and the purchase consideration as adjusted pursuant to §2.4.3 after the Closing Date shall be referred to as the “Post-Closing Adjusted Purchase Price”.  The Closing Adjusted Purchase Price shall be paid in full by wire transfer of immediately available funds at the Closing.  The Seller shall have provided the Buyer with wiring instructions for the above payments no later than two days prior to the Closing.

2.4          PURCHASE PRICE ADJUSTMENT.

2.4.1       NET ACQUIRED INVENTORY.  The term “Net Acquired Inventory” shall mean only the book value of the inventory included within the Acquired Assets, less Accrued Property Taxes.  The Parties acknowledge and agree that the calculations of the Estimated Net Acquired Inventory and Closing Net Acquired Inventory shall be based upon the methods and values described on EXHIBIT 2.4 hereto.  As used herein, the term “Property Taxes” means all personal and real estate taxes, general and special, and all special assessments against the Acquired Assets (including the Elwood Property) for any period after June 30, 2005.  The term “Accrued Property Taxes” means the Property Taxes accrued for the period between June 30, 2005 and the Closing Date, based upon the per diem amounts agreed to by the Parties under the terms of EXHIBIT 2.4 (with the Seller to pay for the Closing Date).  If Closing shall occur before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation of the relevant Acquired Assets.  Buyer shall be responsible for payment of Property Taxes after the Closing, regardless of whether the Seller is billed for such Property Taxes.

2.4.2       CALCULATION OF CLOSING ADJUSTED PURCHASE PRICE.  The Seller and the Buyer have mutually agreed that the attached Exhibit 2.4 (a) sets forth the Seller’s raw materials, work-in-process, and finished goods inventory directly and solely related to the Seller’s Business (the “Inventory”) that is not out-of-date or obsolete; (b) establishes the values of each Inventory item for purposes of this Section 2.4; and (c) includes a written estimate of the value of the Net Acquired Inventory as of the date of such estimate (the “Estimated Net Acquired Inventory”).

2.4.3       POST-CLOSING ADJUSTMENT.  As soon as is practicable, but in any event not later than sixty (60) days following the Closing Date, Buyer shall prepare (with the Seller’s assistance) and cause to be delivered to the Seller a statement, including all applicable supporting documentation or other materials reasonably necessary for the Seller to verify the Buyer’s calculation (the “Closing Statement”) reflecting the Buyer’s proposed calculation of value of the Net Acquired Inventory as of the Closing Date (the value of the Net Acquired Inventory as of the Closing Date is herein referred to as the “Closing Net Acquired Inventory”). The Closing Statement shall be identical to the written statement of the Estimated Net Acquired Inventory, except that the Closing Statement shall reflect, (a) with respect to Inventory, Inventory sold, manufactured, or acquired in the Ordinary Course of Business or damaged between the date of the Estimated Net Acquired Inventory and the Closing Date; and, (b) with respect to Accrued Property Taxes, the increase in Accrued Property Taxes between the date of the Estimated Net Acquired Inventory and the Closing Date (based upon the per diem amounts included within EXHIBIT 2.4).

2.4.4       ADJUSTMENT DISPUTES.  The Seller shall have thirty (30) days following receipt of the Closing Statement to review the Buyer’s proposed calculation of the Closing Net Acquired Inventory and make any objections in writing to Buyer. If no objection is received from the Seller within such thirty (30) day time period, the Seller shall be deemed to have accepted Buyer’s calculation of the Closing Net Acquired Inventory, and such calculations shall be deemed final. Buyer and the Seller shall use reasonable efforts to reach agreement on any disputed items or amounts. If Buyer and the Seller are unable to reach such agreement within twenty (20) days of the Seller’s delivery of a written objection, they shall promptly thereafter cause a nationally recognized firm of independent certified public accountants (having no current or contemplated business relationship to any of the Parties or their respective Affiliates) chosen by and mutually acceptable to Buyer and the Seller (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the final Closing Net Acquired Inventory. The Accounting Referee shall be authorized only to review and settle the disputed items identified by the Seller and shall not review, de novo, any items not disputed by the Seller. The Accounting Referee shall deliver to Buyer and the Seller, as promptly as practicable, but in no event later than thirty (30) days after retention of the Accounting Referee, a report setting forth the Accounting Referee’s calculation of the final Closing Net Acquired Inventory. Such report shall be final and binding upon the Parties and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The cost of such review and report shall be borne by the Party whose calculation of the Closing Net Acquired Inventory was mathematically farthest from the Accounting Referee’s calculation of the Closing Net Acquired Inventory.

2.4.5       PAYMENT OF ADJUSTMENT.  Within three (3) business days following the final determination of the Closing Net Acquired Inventory, a dollar for dollar adjustment as provided herein shall be made to the Closing Adjusted Purchase Price to reflect any difference between the value of the Estimated Net Acquired Inventory and the Closing Net Acquired Inventory (the amount of such adjustment shall be referred to as the “Post-Closing Adjustment”): (i) the absolute value of the difference between the Closing Net Acquired Inventory figure and the Estimated Net Acquired Inventory figure, plus (ii) simple interest thereon from the Closing Date through the date of payment at the Applicable Rate. If the Closing Net Acquired Inventory figure is in excess of the Estimated Net Acquired Inventory figure, then an amount equal to the Post-Closing Adjustment shall be payable by the Buyer to the Seller. If the Closing Net Acquired

Inventory figure is less than the Estimated Net Acquired Inventory figure, then an amount equal to the Post-Closing Adjustment shall be payable directly by the Seller to the Buyer. The Post-Closing Adjustment shall be payable to the Party so entitled by wire transfer of immediately available funds within five (5) days of the final determination of the Closing Net Acquired Inventory. If there is a Post-Closing Adjustment pursuant to this §2.4, the allocation of the Purchase Price under §2.7 shall also be adjusted accordingly

2.5          THE CLOSING.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller located at 2621 North Belt Highway, St. Joseph, Missouri, commencing at 9:00 a.m. local time on the date of this Agreement (the “Closing Date”).

2.6          DELIVERIES AT THE CLOSING.  At the Closing, (a) the Seller will execute, have acknowledged by a notary public (if appropriate), and deliver (or cause to be delivered) to the Buyer (1) an assignment and assumption agreement in the form attached hereto as EXHIBIT 2.6(A)(1); (2) a deed in the form of EXHIBIT 2.6(A)(2); (3) an assignment of intellectual property in the form of EXHIBIT 2.6(A)(3); (4) a transition services agreement in the form of EXHIBIT 2.6(A)(4); (5) a warehouse lease agreement in the form of EXHIBIT 2.6(A)(5); (6) a distribution agreement in the form of EXHIBIT 2.6(A)(6); (7) a termination and release agreement in the form of EXHIBIT 2.6(A)(7); (8) a bill of sale in the form of EXHIBIT 2.6(A)(8); (9) registration transfer agreements for the approval and recordation by the appropriate Governmental Agency of the transfer of the Registrations that are part of the Acquired Assets, in a form agreed by the Parties; and (10) all Technical Records; (b) the Buyer will execute, have acknowledged by a notary public (if appropriate), and deliver to the Seller counterparts of the documents referenced above (to the extent that execution by the Buyer is required); and (c) the Buyer will deliver to the Seller the Closing Adjusted Purchase Price, as contemplated above.

2.7          ALLOCATION.  The Parties have prepared and delivered to one another an allocation schedule (the “Allocation Schedule”) and agree that the Parties shall allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for income tax purposes in accordance with the Allocation Schedule.  The Seller and the Buyer shall cooperate with each other in the preparation, execution and filing of (a) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code, as amended, and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and (b) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.  As used herein, the term “Purchase Price” shall mean the Post-Closing Adjusted Purchase Price, as increased by the amount of Adverse Consequences actually recovered by the Seller pursuant to §6 and decreased by the amount of Adverse Consequences actually recovered by the Buyer pursuant to §6.

3—REPRESENTATIONS AND WARRANTIES OF THE SELLER .  The Seller represents and warrants to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure

Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

3.1          AUTHORIZATION.  The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms.  Without limiting the generality of the foregoing, the Seller’s board of directors have duly authorized the execution, delivery, and performance of this Agreement by the Seller.

3.2          ORGANIZATION OF THE SELLER.  The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

3.3          BROKERS’ FEES.  The Seller has no Liability, agreement, commitment, or obligation, oral or written, to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.4          TAX MATTERS.  The Seller has filed all Tax Returns that it was required to file and paid all Taxes required to be paid when due and payable. All such Tax Returns were correct and complete in all material respects.  The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee.

3.5          TITLE TO ASSETS.  Except as set forth in §3.5 of the Disclosure Schedule with respect to Elwood Property, the Seller has good, indefeasible, and marketable title to all of the Acquired Assets, and as of the Closing Date, the Acquired Assets will be free and clear of any Security Interest or restriction on transfer.

3.6          NONCONTRAVENTION.

3.6.1       NONCONTRAVENTION.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2.6 above), will (a) violate any Law or Order to which the Seller is subject or any provision of the charter or bylaws of the Seller; or (b) result in the creation of any Security Interest that could attach to any of the Acquired Assets.

3.6.2       NOTICES AND CONSENTS.  Except as set forth in §3.6.2 of the Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2.6 above).

3.7          EMPLOYEE BENEFITS.

3.7.1       DETAILS OF PLANS.  To the extent related to the Seller’s Business, §3.7.1 of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes or has any obligation to contribute.

(a)           Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws and the terms of the Employee Benefit Plan.

(b)           Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code §401(a), has received a favorable determination letter from the Internal Revenue Service that it is a “qualified plan” with respect to GUST (as defined in Section 2 of Rev. Proc. 2002-6), and the Seller has no Knowledge of any facts or circumstances that could result in the revocation of such determination letter.

(c)           The Seller has delivered to the Buyer correct and complete copies of the summary plan descriptions for each such Employee Benefit Plan.

3.7.2       NATURE OF PLANS.  With respect to each Employee Benefit Plan that the Seller maintains with respect to the Seller’s Business:

(a)           No Employee Benefit Plan is an Employee Benefit Plan subject to Title IV of ERISA or Code §412 nor a Multiemployer Plan.

(b)           No Fiduciary or any officer, director of the Seller has any Liability for breach of fiduciary duty under ERISA or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No Fiduciary or any officer, director of the Seller has engaged in a Prohibited Transaction involving any Employee Benefit Plan.

(c)           No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened.

(d)           No Employee Benefit Plan is an Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code §4980B).  No Employee Benefit Plan is or has been a “Multiple Employer Welfare Plan” as defined in ERISA § 3(40)(A).

(e)           There are no pending or threatened claims by or on behalf of any Employee Benefit Plan, by any Person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Authority, and neither the Seller nor any ERISA Affiliate, has any obligation under any Employee

Benefit Plan with respect to which the Buyer would have any Liability or that could result in a Security Interest attaching to the Acquired Assets.

3.8          ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

3.8.1       COMPLIANCE.  With respect to the Elwood Property, the Seller has complied and is in compliance with all, and has no Liability relating to any, Environmental, Health, and Safety Requirements.  No condition exists with respect to any such real property, the Business or any of the Acquired Assets which would subject the Seller or the Acquired Assets to any remedial obligations or other Liability under any Environmental, Health, and Safety Requirements.

3.8.2       ENVIRONMENTAL PERMITS. Except as shown on §3.8.3 of the Disclosure Schedule, with respect to the Elwood Property, the Seller has obtained, timely applied for renewal of, and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business on such property.  A list of all such permits, licenses and other authorizations is set forth on §3.8.2 of the Disclosure Schedule.

3.8.3       NOTICE OF VIOLATION OR LIABILITY.  Except as shown in §3.8.3 of the Disclosure Schedule, the Seller has not received any written notice regarding any violation of, or any Liability under, any Environmental, Health, and Safety Requirements with respect to the Elwood Property, nor any Liability, including any investigatory, remedial or corrective obligations, relating to the Elwood Property and Environmental, Health, and Safety Requirements.

3.8.4       PROPERTIES.  Except as shown in §3.8.4 of the Disclosure Schedule, none of the following exists at the Elwood Property: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, pits, sumps, or disposal areas.

3.8.5       WASTE. With respect to the Elwood Property, Seller has not treated, stored, disposed of, or released any hazardous substance, in a manner that has given or would give rise to Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements.

3.9          FINANCIAL STATEMENTS.  The Seller has provided the Buyer with the following financial statements (collectively the “Financial Statements”): (i) statements of sales and gross margin for the last two fiscal years ended as of December 31, 2005 for the Seller with respect to the Seller’s Business only; and (ii) sales and gross margin as of and for the one (1) month ended January 31, 2006 (the “Most Recent Fiscal Month End”) for the Seller with respect to the Seller’s Business only.  The Financial Statements for the Most Recent Fiscal Month End are attached hereto as EXHIBIT 3.9.  The Financial Statements have been prepared in accordance with the Seller’s accounting practices, applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects (with respect to the Seller’s Business only) the results of operations of the Seller for such periods; provided, however, that the Financial Statements are subject to normal year-end and audit adjustments, are incomplete by virtue of the fact that they only relate to the Seller’s Business and sales and gross margin figures, and lack footnotes and other presentation items.

3.10        UNDISCLOSED LIABILITIES.  In connection with the Seller’s Business, the Seller does not have any Liabilities, except for (i) Assumed Liabilities and (ii) Liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

3.11        EVENTS SUBSEQUENT TO MOST RECENT FISCAL MONTH END.  Since the Most Recent Fiscal Month End with respect to the Seller’s Business only, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Seller’s Business.

3.12        LEGAL COMPLIANCE.  To Seller’s Knowledge with respect to its Business, (i) the Seller has complied with all applicable Laws and (ii) no Proceeding or notice has been filed or commenced against Seller alleging any failure so to comply.

3.13        LITIGATION.  With respect to the Seller’s Business, Seller is not (i) subject to any outstanding Order or (ii) a party or threatened to be made a party to any Proceeding.

3.14        INVENTORY.  All of the finished goods Inventory included within the Acquired Assets conforms to the specifications and description set forth on the labels thereof.  The finished goods Inventory will be adequately contained, packaged, marked, and labeled.

3.15        PERMITS AND REGISTRATIONS.  All Permits and Registrations that are held by the Seller in connection with its Business are listed in §3.15 of the Disclosure Schedule and are in full force and effect.  §3.15 of the Disclosure Schedule indicates whether each such Permit and Registration is transferable to the Buyer and indicates the country in which each Registration is maintained.  The Permits and Registrations listed in §3.15 of the Disclosure Schedule collectively constitute all of the material permits necessary for the Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to own, maintain and use the Acquired Assets in the manner in which it currently owns, maintains and uses such Acquired Assets.  Except as shown on §3.8.3 of the Disclosure Schedule, to Seller’s Knowledge, (i) there are no violations of any such Permit or Registration; and (ii) no Proceeding is pending or threatened to revoke or limit any such Permit or Registration.

3.16        INTELLECTUAL PROPERTY.

3.16.1     LIST OF PROPERTY.  §3.16.1 of the Disclosure Schedule describes all Intellectual Property owned and used by the Seller solely and directly in the conduct of its Business.

3.16.2     NO INTERFERENCE.  In operating its Business, the Seller has not received written notice that Seller has interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties.  To Seller’s Knowledge, no third party has interfered with, infringed upon, or misappropriated any Intellectual Property rights of the Seller related to its Business.  The Seller has taken all actions reasonably required to maintain the registrations of the Intellectual Property shown on §3.16.4 of the Disclosure Schedule, including the appropriate labeling of products and writings that embody the registered Intellectual Property and reasonable pursuit of enforcement actions against infringement or threatened infringement of such Intellectual Property.

3.16.3     OWNERSHIP.  The Seller owns all of the Intellectual Property shown on §3.16.1 of the Disclosure Schedule.  Each item of Intellectual Property so owned by the Seller will be owned by the Buyer immediately subsequent to the Closing hereunder.

3.16.4     DETAILS.  §3.16.4 of the Disclosure Schedule identifies each registration which has been issued to Seller with respect to any of its Intellectual Property used by the Seller solely and directly in connection with its Business, identifies each pending application for registration which the Seller has made with respect to any of such Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of such Intellectual Property. The Seller will deliver at Closing to the Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and will make available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §3.16.4 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Seller directly and solely in connection with its Business.  With respect to each item of Intellectual Property identified in §3.16.1 of the Disclosure Schedule: (a) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; (b) the item is not subject to any outstanding Order; (c) no Proceeding is pending or to the Knowledge of Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (d) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

3.17        TANGIBLE ASSETS.  Each of the tangible Acquired Assets is free from substantial defects, has been maintained in accordance with the Seller’s normal practice, and is in good operating condition (subject to normal wear and tear).  The Seller will provide at Closing to the Buyer a full and complete copy of all maintenance records in its possession for each Acquired Asset.  At Closing, Seller will deliver a list of the furniture, fixtures, and equipment included within the Acquired Assets.

3.18        REAL PROPERTY.

3.18.1     OWNED REAL PROPERTY.  Except for the Excluded Assets and the Elwood Property, there is no real property that the Seller owns and uses directly and solely in connection with its Business. With respect to the Elwood Property: (a) the Seller has good and marketable title to the parcel of real property, free and clear of any Security Interest; (b) there are no pending or, to the Seller’s Knowledge, threatened condemnation Proceedings relating to the property or other matters affecting adversely the current use, occupancy, or value thereof; (c) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning Laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (d) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (e) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; (f) there are no parties (other than the Seller) in possession of the parcel of real property; (g) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer; and (h) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

3.18.2     LEASED PROPERTY.  Since the date of the Brown Lease and except for the property subject to the Brown Lease, the Seller has not leased any real property that is used in connection with its Business.

3.19        CONTRACTS.

3.19.1     TYPES OF CONTRACTS.  §3.19.1 of the Disclosure Schedule lists the following types of contracts to which the Seller is a party and are solely and directly related to its Business: (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum; (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 6 months or involve consideration in excess of $5,000; (c) any agreement concerning confidentiality or noncompetition; (d) any collective bargaining agreement; (e) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, or providing severance benefits; (f) any agreement under which it has advanced or loaned any amount to any of its employees outside the Ordinary Course of Business; (g) any agreement with any competitor of the Seller’s Business or that conducts a business substantially similar to the Business; (h) any agreement with any third party or Governmental Authority regarding data that is related to the Registrations; and (i) any agreement with respect to the Elwood Property that covers maintenance, security, utilities, telecommunications, HVAC or other facility-related matters.  §3.19.1 of the Disclosure Schedule identifies, with respect to each contract, whether consent of a third party for the assignment contemplated under this Agreement, and whether a guaranty is required to be issued for the obligations of the Buyer following assignment of such contract to the Buyer.

3.19.2     STATUS OF CONTRACTS.  The Seller has delivered to the Buyer a correct and complete copy of the agreement between Seller and Fort Dodge Australia Pty Limited listed in §3.19.1(b) of the Disclosure Schedule.  With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) if the agreement is an Assumed Contract, then the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2.6 above); (c) Seller is not in breach or default; and (d) no party has repudiated in writing any provision of the agreement.

3.20        PRODUCT WARRANTY.  Each product manufactured or sold by the Seller in connection with its Business has been in conformity with all applicable contractual warranties, and the Seller has no Liability (and there is no Basis for any present or future Proceeding against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.  §3.20 of the Disclosure Schedule includes the applicable warranty provisions of the Seller’s standard terms and conditions of sale for its Business.

3.21        PRODUCT LIABILITY.  In connection with its Business, the Seller has no Liability (and there is no Basis for any present or future Proceeding against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured or sold by the Seller.

3.22        EMPLOYEES.  A list of Seller’s salaried and non-salaried employees that work primarily in connection with its Business (the “Employees”) has been provided to the Buyer.  Included within such list was a list of each such Employee’s (a) current rate of pay; (b) gross compensation paid to such Employee during the last full calendar year; (c) tenure with the Seller; and (d) job title or description.  Except for those Employees that are subject to contracts described in §3.19.1 of the Disclosure Schedule, all of the Employees are terminable at will.  To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller prior to the Closing.  In connection with its Business and except as shown on §3.19.1 of the Disclosure Schedule, the Seller is not a party to nor bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  The Seller has not committed any unfair labor practice. To the Seller’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

3.23        IMMIGRATION MATTERS.  Seller has no Employees for whom it currently has petitions or applications for immigration benefits pending with the INS or DOL.  The Seller has maintained appropriate immigration forms (i.e., forms I-9) on all Employees to which such requirements apply, and has no reason to believe that any of the information set forth thereon is inaccurate.

3.24        NO OTHER REPRESENTATIONS.  Except as expressly set forth in this §3, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), Liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this §3, the Buyer is purchasing the Acquired Assets on an “as-is, where-is” basis.

4—REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement.

4.1          ORGANIZATION OF THE BUYER.  The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

4.2          AUTHORIZATION OF TRANSACTION.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

4.3          NONCONTRAVENTION.  To the Knowledge of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any Law or Order to which the Buyer is subject or any provision of the charter or bylaws of the Buyer.

4.4          BROKERS’ FEES.  The Buyer has no Liability, agreement, commitment, or obligation, oral or written, to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5—COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1          NOTICE OF ASSUMED CONTRACTS.  §5.1 of the Disclosure Schedule sets forth a list of agreements listed on §3.19.1 of the Disclosure Schedule that the Buyer intends to assume (the “Assumed Contracts”).

5.2          SALES TAXES.  Buyer and Seller each agree to deliver to the other Party (or to such Governmental Authority as the other Party reasonable directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any federal, state, local or other, sales, use or other transfer taxes that may otherwise be required to be paid on the transfer of the Acquired Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of (i) reasonable demand by the other Party or (ii) learning that such form or document is required.  The Seller has determined that there are no real estate transfer taxes that apply to the transactions contemplated by this Agreement.  Except for real estate transfer taxes, the Buyer shall be responsible for all fees and Taxes payable in order to transfer title to any vehicles, trailers, or other Acquired Assets the ownership of which is evidenced by a certificate of title.  The Buyer and the Seller shall each be severally responsible for other taxes that are properly assessable against them in connection with the transactions contemplated by this Agreement.

5.3          BULK SALES.  Buyer hereby agrees to waive compliance by Seller with the provisions of any applicable bulk sales Law; provided, however, that Seller agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Acquired Assets by reason of such noncompliance (other than with respect to the Assumed Liabilities), to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in §6.2.2 hereof, and to take promptly all necessary action to remove any Security Interest which is placed on the Acquired Assets by reason of such noncompliance.

5.4          OBLIGATIONS CONCERNING EMPLOYEES.

5.4.1       NOTICE TO EMPLOYEES.  Seller has notified all of its salaried and non-salaried Employees of the transactions contemplated hereby.  Buyer has provided the Employees with notice with respect to Buyer’s hiring procedures.

5.4.2       INTERVIEWS.  Before the Closing Date, Buyer has had the right upon reasonable notice to Seller during normal business hours and without undue disruption of the operation of the Seller’s business, to interview the Employees and otherwise conduct hiring procedures with regard to its possible hiring of the Employees.  On or before the Closing Date, Buyer represents that it has extended written offers of employment to all of the Employees, at base rates of pay and on terms of employment substantially similar to those pursuant to which the Employees are employed by the Seller.  The Buyer has provided the Seller with a written list of the Employees and represents that the Employees shown on such list have accepted such offers of employment from the Buyer (such Employees, the “Transferred Employees”).  Seller shall comply with all provisions of federal and state Law (including COBRA) relating to the continuation of health insurance benefits for terminated Employees.

5.4.3       NON-SOLICITATION OF EMPLOYEES.  Whether for the Seller’s own account or the account of any other person (a) at any time during the sixty months following the Closing Date, solicit for a position as an employee, independent contractor, or otherwise, Sharlene M. Parry, at any time when she is then an employee of the Buyer (or any of its Affiliates) or in any manner induce or attempt to induce her to terminate her employment with the Buyer (or any of its Affiliates); or (b) at any time during the twelve months following the Closing Date, solicit for a position as an employee, independent contractor, or otherwise, any Transferred Employee, at any time when such a Transferred Employee is then an employee of the Buyer (or any of its Affiliates) or in any manner induce or attempt to induce such Transferred Employee to terminate his or her employment with the Buyer (or any of its Affiliates).

5.4.4       COMPLIANCE WITH LAW.  In connection with the foregoing and the transactions contemplated hereby, the Seller agrees to provide any required notice under the Worker Adjustment and Retraining Act of 1988, as amended, or any similar federal or state Law, and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in such act or similar applicable legal requirements) or similar event affecting the Employees.

5.5          GENERAL.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §6 below), provided, however, that no Party shall charge the other Party for internal expenses (such as copies, faxes, telephone calls, employee time, and in-house counsel charges).

5.6          CONFIDENTIALITY.  The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all Confidential Information in possession or control of Seller.  If the Seller is requested or required (by oral question or request for information or documents in any legal Proceeding) to disclose any Confidential Information, the Seller shall be permitted to so disclose the Confidential Information, but shall notify the Buyer of the request or requirement so that the Buyer may seek an appropriate protective Order or waive compliance with the provisions of this §5.6.  This obligation shall survive the Closing for a period of twenty-four months.

5.7          RESTRICTIVE COVENANTS.

5.7.1       NON-COMPETE.  For the period between the Closing Date and the fifth (5th) anniversary thereof (such anniversary, the “Termination Date”), neither the Seller nor any of its Affiliates shall, directly or indirectly own, engage in, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or permit its or its Affiliates’ names to be used by or in connection with the Business within the United States of America, and each other country in which the Seller maintains Registrations, as shown on §3.15 of the Disclosure Schedule (collectively, the “Restricted Area”).

(a)           The ownership by the Seller or its Affiliates of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed not to violate the terms of this §5.7.1.

(b)           Notwithstanding anything else contained herein, if by virtue of an acquisition, merger, consolidation, amalgamation, or equity purchase (an “Acquisition”), the Seller would be conducting business in violation of this §5.7.1, the Seller may unilaterally elect to terminate its obligations under this §5.7.1 with respect to such business outside of the United States, but within the Restricted Area, by delivering a written notice to the Buyer identifying such business (the “Termination Notice”), along with a payment to Buyer, in cash, in an amount equal to the Termination Payment. Following the Buyer’s receipt of such notice and the Termination Payment, the Seller and its Affiliates shall be permitted to continue the business identified in the Termination Notice within the Restricted Area, excluding the United States, notwithstanding the provisions of this §5.7.1. As used herein, the term “Termination Payment” means an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) as of the Closing Date, with such amount to be reduced by One Hundred Thousand and No/100 Dollars ($100,000.00) on each anniversary of the Closing Date.

(c)           Upon providing fifteen (15) days prior written notice to the Buyer specifying the date upon which either the Seller or its Affiliates will as a result of an Acquisition engage in the Business, the Seller shall be permitted to engage in the Business anywhere within the Restricted Area, without payment to the Buyer and without violation of this §5.7.1, for a period of one hundred eighty (180) days from the date specified in such notice.

5.7.2       PROCEDURES.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this §5.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The period of time applicable to any covenant in this §5.7 will be extended by the duration of any violation of such covenant.

5.8          SATISFACTION OF LIABILITIES.  The Buyer shall have no responsibility and the Seller shall be solely responsible for the satisfaction of all Liabilities of the Seller (other than the Assumed Liabilities); provided, however, that such satisfaction may occur in the Ordinary Course of Business; and, provided, further, that the Seller shall have no obligation, as a result of this Agreement, to satisfy any Liability that the Seller is disputing in good faith.  The Seller shall have no responsibility and the Buyer shall be solely responsible for the satisfaction of all Assumed Liabilities and Liabilities of the Business arising after the Closing Date; provided, however, that such satisfaction may occur in the Ordinary Course of Business; and, provided, further, that the Buyer shall have no obligation, as a result of this Agreement, to satisfy any Liability that the Buyer is disputing in good faith.

5.9          INSPECTION OF RECORDS.  Each Party shall retain and make its books and records available for inspection by the any other Party, or by its duly authorized representatives, for reasonable business purposes at reasonable times during normal business hours, for a two (2) year period after the Closing Date, with respect to all transactions relating to the Closing and the Acquired Assets; provided, however, that the execution of a confidentiality agreement may be a pre-condition to the examination of any such records.

5.10        PAYMENTS RECEIVED.  The Buyer is not acquiring any receivables of the Seller, whether related to its Business or otherwise.  The Buyer agrees that after the Closing the Buyer will hold and will promptly, but in any event within 10 days, transfer and deliver to the Seller, from time to time as and when received by Buyer, any cash, checks with appropriate endorsements (using the Buyer’s best efforts not to convert such checks into cash), or other property that Buyer may receive on or after the Closing which properly belongs to the Seller, including any account payments which belong to Seller, and will account to the Seller for all such receipts.

5.11        EMPLOYEE REPORTING.  Each Party shall be responsible for filing Forms W-2 with respect to wages paid by it during the 2006 taxable year to Transferred Employees in accordance with the “Standard Procedures” in IRS Revenue Procedure 96-60, 1996-2 C.B. 399.

5.12        INVENTORY LICENSE.

5.12.1     .DEFINITIONS.  The following terms shall have the meanings ascribed to them in this Section 5.12.1:

(a)           Buyer Product.  Means products of the type described by the relevant Label Stock (exclusive of Finished Goods), to which Label Stock will be affixed after the Closing.

(b)           Finished Goods.  Means all of the Inventory that required no additional processing, packaging, or labeling at the time they were sold to the Buyer under this Agreement.

(c)           Label Stock.  Means any of the labeling included within the Inventory, to the extent that such labels (a) have not been permanently affixed to Finished Goods; and (b) bear Seller’s Trademarks.

(d)           Seller’s Trademarks.  Means the Seller’s trademarks, tradenames, and logos shown or listed on Section 5.12.1(d) of the Disclosure Schedule.

(e)           Term.  Means the period between the Closing Date and the earlier of (1) December 31, 2006, or (2) the exhaustion of the Label Stock.

5.12.2     BUYER PRODUCT.  Buyer warrants that the Buyer Products shall conform to the specifications and description on the Label Stock affixed thereto.  The Buyer Products will be adequately contained, packaged, marked, and labeled.  The Label Stock affixed to any Buyer Product shall be permanently affixed and thereafter, the Buyer shall neither alter, deface, or tamper with, nor permit the deterioration of, the Buyer

Products or their respective labels or appearances.  Buyer shall store Buyer Products in accordance with the requirements on the labels thereto.  Buyer shall not sell the Buyer Products after their respective expiration dates.  Buyer shall not add any additional markings, designations, or labels to the Buyer Products, except as required by applicable Law.

5.12.3     FINISHED GOODS.  Buyer shall store Finished Goods in accordance with the requirements on the labels thereto.   Buyer shall neither alter, deface, or tamper with, nor permit the deterioration of, the Finished Goods or their respective labels or appearances.  Buyer shall not sell the Finished Goods after their respective expiration dates.  Buyer shall not add any additional markings, designations, or labels to the Finished Goods, except as required by applicable Law.

5.12.4     SELLER’S TRADEMARKS.  The Buyer shall use the Seller’s Trademarks only in strict accord with the terms of this Section 5.12.4.  During the Term and within the Restricted Area, Seller hereby grants to Buyer, subject to and in compliance with all other terms and conditions of this Section 5.12, a royalty-free, irrevocable, non-exclusive license to use Seller’s Trademarks, solely in connection with the sale and exhaustion of Finished Goods and the exhaustion of the Label Stock as applied to Buyer Products and only in accordance with the quality standards set by, and under the control of, Seller.  Buyer acknowledges the ownership of the Seller’s Trademarks by Seller and agrees that it will do nothing inconsistent with such ownership, and that all use of the Seller’s Trademarks and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Seller.  Buyer agrees that nothing in this Section 5.12 shall give the Buyer any right, title, or interest in the Seller’s Trademarks other than the right to use such Trademarks in accordance with this Section 5.12.  Buyer agrees that it will not attack the title of the Seller to the Seller’s Trademarks or attack the validity of this clause.  Buyer is prohibited from entering into any sublicenses with respect to the Seller’s Trademarks.  Buyer shall be permitted to produce additional Label Stock with the Seller’s Trademarks upon Seller’s prior written consent, not to be unreasonably withheld.

6—REMEDIES FOR BREACHES OF THIS AGREEMENT.

6.1          SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations and warranties of the Seller contained in §§3.1 through 3.5 of this Agreement shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.  The representations and warranties of the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.  All of the representations and warranties of the Seller contained in §3.8 this Agreement shall survive the Closing and continue in full force and effect for a period thereafter of seven (7) years.  All of the representations and warranties of the Seller not specifically described above shall survive the Closing and continue in full force and effect for a period thereafter of twenty four (24) months.

6.2          INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

6.2.1       BREACH OF AGREEMENT.  If Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant §6.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §7.6 below within such survival period, then the Seller agrees to indemnify and hold the Buyer harmless from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused proximately by the breach.

6.2.2       LIABILITIES.  Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer caused proximately by any Liability of the Seller (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer Law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of Law), to the extent such Liability is not an Assumed Liability.

6.3          INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

6.3.1       BREACH OF AGREEMENT.  If Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant §6.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to §7.6 below within such survival period, then the Buyer agrees to indemnify and hold the Seller harmless from and against any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification caused proximately by the breach.

6.3.2       ASSUMED LIABILITIES.  Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer caused proximately by any Assumed Liability or any Liability of the Buyer related to the operation of the Business after the Closing Date.

6.4          LIMITATIONS.  The following limitations apply to any claims made under this §6:

(a)           No Indemnifying Party shall have any responsibility under §§6.2.1 or 6.3.1, until the Indemnified Party shall have suffered Adverse Consequences for which recovery is possible under §§6.2.1 or 6.3.1 in excess of $100,000.00, as an aggregate deductible (after which point the Indemnifying Party will be obligated only to indemnify the Indemnified Party from and against further such Damages).

(b)           No Indemnifying Party shall have any responsibility under §§6.2.1 or 6.3.1 in an aggregate amount in excess of Two Million Nine Hundred Twenty-Five Thousand and No/100 ($2,925,000.00), as an aggregate ceiling (after which point the Indemnifying Party shall have no further obligation under §§6.2.1 or 6.3.1).

(c)           Subject to §6.5.2, no Indemnifying Party shall be responsible for indirect, special, incidental, consequential (including lost profits), or punitive damages.

(d)           In calculating Adverse Consequences under this §6, the Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate).  No Indemnifying Party shall have responsibility for Adverse Consequences that could have reasonably been mitigated by the Indemnified Party.

6.5          MATTERS INVOLVING THIRD PARTIES.

6.5.1       THIRD PARTY CLAIMS.  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §6, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that any failure to timely deliver such notice shall not limit the Indemnified Party’s right under this §6, unless, and then only to the extent, that the Indemnifying Party is prejudiced thereby.

6.5.2       INDEMNIFYING PARTY.  The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.  With respect to any Third Party Claim, the Indemnifying Party shall be responsible for any indirect, special, incidental, consequential (including lost profits), or punitive damages paid or payable (by reason of settlement or final court order) to the Person holding such Third Party Claim, notwithstanding the provisions of §6.4(c).  For so long as the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this §6.5.2, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

6.5.3       INDEMNIFIED PARTY.  Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided above, however, the Indemnified Party may defend against, compromise, or settle the Third Party Claim in any manner the Indemnified Party reasonably may deem appropriate.

6.5.4       COOPERATION.  The Parties will reasonably cooperate in defense and keep each other fully informed as to the status of Third Party Claims and Proceedings.

6.6          EXCLUSIVE REMEDY.  The Parties acknowledge and agree that the foregoing indemnification provisions in this §6 shall be the exclusive remedy of the Parties with respect to the Acquired Assets, Assumed Liabilities, the sale of the Business, and the transactions contemplated by this Agreement (exclusive of remedies provided in connection with the purchase price adjustment under §2.4 and in connection with those agreements described in Exhibits 2.6(a)(4), 2.6(a)(5), and 2.6(a)(6) and the Confidentiality Agreement described in §7.2, which shall be governed by their respective terms).  Without limiting the generality of the foregoing, the Buyer understands and agrees that its right to indemnification under §6.2.1 for breach of the representations and warranties contained in §3.8 shall constitute its sole and exclusive remedy against the Seller with respect to any environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of its Business and all of its predecessors or Affiliates, including without limitation any such matter arising under any Environmental, Health, and Safety Requirements. Aside from such right to indemnification, the Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Seller, and hereby releases the Seller from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements).

7—MISCELLANEOUS.

7.1          NO THIRD-PARTY BENEFICIARIES.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  Without limiting the generality of the foregoing, this Agreement shall not confer upon any Employee or Transferred Employee the right to employment with any Party.

7.2          ENTIRE AGREEMENT.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.  That certain Confidentiality Agreement, dated January 5, 2006, between the Buyer and the Seller shall remain in full force and effect; provided, however, that Buyer shall have no further obligation thereunder with respect to any Acquired Assets.

7.3          SUCCESSION AND ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).  In furtherance of the foregoing, the Seller will, at the Buyer’s request, execute such other documents as may be necessary to transfer all or a portion of the Acquired Assets to the Buyer’s Affiliate at Closing.

7.4          COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart signature page by fax shall be considered delivery of an original counterpart.

7.5          HEADINGS.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.6          NOTICES.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO BUYER:	IF TO SELLER:
BOEHRINGER INGELHEIM
KMG BERNUTH, INC.	VETMEDICA, INC.
10611 HARWIN, SUITE 402 HOUSTON, TEXAS 77036 ATTENTION: CFO FACSIMILE: (713) 988-9298	2621 NORTH BELT HIGHWAY ST. JOSEPH, MO 64506-2002 ATTN: JIM KROMAN FAX: (816) 233-3487

COPY TO:	COPY TO:
ROGER C. JACKSON, ESQ. GENERAL COUNSEL KMG CHEMICALS, INC. 10611 HARWIN, SUITE 402 HOUSTON, TEXAS 77036 FACSIMILE: (713) 988-9298	ARMSTRONG TEASDALE LLP ONE METROPOLITAN SQUARE SUITE 2600 ST. LOUIS, MISSOURI 63102-2740 ATTN: MARK L. STONEMAN FAX: 314-612-2353

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

7.7          GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Missouri without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Missouri, except with respect to the transfer of any real property, in which case the laws of the State of Kansas shall apply.

7.8          AMENDMENTS AND WAIVERS.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.9          SEVERABILITY.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.10        EXPENSES.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, the Seller will pay all amounts payable to the Title Insurer in respect of the title commitments, copies of exceptions referenced on such commitment and search fees, which may be satisfied by updating the title commitment issued to the Seller in 2005.  Buyer shall pay all premiums for title insurance (including any premiums due for endorsements).

7.11        CONSTRUCTION.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

7.12        INCORPORATION OF EXHIBITS AND SCHEDULES.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

7.13        TIME OF THE ESSENCE.  Time is of the essence of this Agreement.  If any date herein set forth for the performance of any obligations by any Party for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Missouri for observance thereof.

7.14        SUBMISSION TO JURISDICTION.  Each of the Parties submits to the jurisdiction of any state court sitting in Buchanan County, Missouri, or any federal court with jurisdiction over the matter in the Western District of Missouri in any Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of any such Proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §7.6 above. Nothing in this §7.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or in equity.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.  SIGNATURE
PAGE FOLLOWS.]

In Witness Whereof, the undersigned have entered into this Agreement as of the date and year first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION
WHICH MAY BE ENFORCED BY THE PARTIES.

BUYER
KMG BERNUTH, INC.

By:	/s/ J. Neal Butler
Printed Name: J. Neal Butler
Title: President & Chief Operating Officer

SELLER
Boehringer Ingelheim Vetmedica, Inc.

By:	/s/ David J. Roberts
Printed Name: David J. Roberts
Title: Vice President Finance, Treasurer, and Asst. Secretary